SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
OF 1934 (AMENDMENT NO. )
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Definitive Proxy Statement ☑
Definitive Additional Materials ☐
Soliciting Material Pursuant to ss. 240.14a-12 ☐
TM Entertainment & Media, Inc.
(Name of Registrant as Specified in Its Charter)
Theodore S. Green, Malcolm Bird, John W. Hyde, Jonathan F. Miller and Pali Capital, Inc.
Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TM Entertainment and Media, Inc.
[Logo of TM Entertainment and Media, Inc.]
Solicitation of Revocation of Consents of TM Entertainment and Media, Inc.
Explanatory Note
The Solicitation of Revocation of Consents of TM Entertainment and Media, Inc. (the “Company”), dated January 9, 2009, is amended by replacing the section “The Solicitation” in its entirety with the following:
The Solicitation
Persons affiliated with or employed by the Company or the Company’s affiliates may assist the Company in the solicitation of revocations. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Company’s solicitation material to the beneficial owners of the Company’s Common Stock for whom they hold such shares. The Company will reimburse these organizations for their reasonable out-of-pocket expenses. The Company intends to retain MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting revocations for approximately $10,000 plus reasonable out-of-pocket expenses. The Company expects that approximately 20 employees of MacKenzie will solicit revocations from the Company’s stockholders. In addition, the Company has retained Pali Capital, Inc. (“Pali”), the representative of the underwriters of the Company’s initial public offering, as financial advisor, and in such role Pali will assist the Company in soliciting consent revocations. Pali will receive no consideration for this role, but will be reimbursed by the Company for reasonable out-of-pocket expenses. The Company expects that up to 7 employees of Pali will assist in soliciting revocations. In connection with its initial public offering, the Company sold to Pali an option to purchase up to 700,000 units (consisting of one share of Common Stock and one warrant to purchase one share of Common Stock) for $10 per unit. In addition, $3,281,600 of the underwriting commissions and discounts payable to the underwriters in the Company’s initial public offering (including Pali) were deferred and placed in the Company’s trust account and will not be paid to the underwriters if the Company does not complete a business combination by October 17, 2009. The Company will bear all of the expenses related to this revocation solicitation.

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